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                                                                    EXHIBIT 10.6

                                                   April 12, 2002

CONFIDENTIAL

David Kirkpatrick
292 Middle Road
Portsmouth, NH 03801

Dear David,

         As we have agreed, your employment with Aprisma Management Technologies, Inc. (the "Company") has terminated as of March 29, 2002 (the "Separation Date"). This letter will confirm the agreement between you and the Company concerning your separation arrangements.

         1. You acknowledge your resignation of your employment, effective March 29, 2002 and you hereby resign, as of the Separation Date, all positions, offices and directorships held, with the Company or any of its affiliates (as defined below) and your resignation is hereby accepted by the Company on its own behalf and on behalf of its affiliates.

         2. You will be paid for all work performed through the Separation Date at your current base rate of compensation and for any accrued and unused vacation time. The Company will reimburse you for any outstanding business expenses reimbursable under current Company policy, provided that you submit those expenses for reimbursement, with all substantiation and documentation required under the policy, on or before April 30, 2002. All accrued vacation pay will also be paid.

         3. Within five (5) business days following the later of the effective date of this Agreement (the "Effective Date") or the date the Agreement, signed by you, is received by the President of the Company, the Company will pay you a single lump sum equal to your current base salary, at the rate in effect on the Separation Date, for a period equal to the period from the Separation Date until March 31, 2003, less taxes and other legally required deductions.

         4. From the Separation Date until the earlier of September 2, 2002 or the date you become eligible for coverage under the medical plan of another employer, the Company will pay or reimburse, at its option, the full premium cost of your coverage and that of your eligible dependents, if any, under its medical plan. If you have not become eligible for coverage under the medical plan of another employer as of September 2, 2002, then, from that date through the earlier of March 31, 2003 or the date you become eligible for coverage under the medical plan of another employer, the Company will contribute on your behalf and that of your eligible dependents (or, if applicable, reimburse you) an amount equal to the amount it contributes to the premium cost of coverage under its medical plan for active employees and, if applicable, their dependents, provided that you pay the remainder of the premium cost in a timely manner. If the Company determines that you and your eligible dependents must elect to exercise your rights under COBRA in order to continue participation in the Company's medical plan during some or all of the period from the Separation Date through March 31, 2003, its contributions (or, as applicable,
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reimbursement) hereunder shall be subject to such election. After the Company's contributions, or reimbursement, ends, you may continue your participation, at your cost, for any remaining portion of the COBRA period. You agree to notify the Company promptly when you become eligible for coverage under the medical plan of another employer.

         5. You acknowledge and agree that the payments provided under this agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Effective Date and that, except as expressly provided under this agreement, no further compensation is owed to you. Except as set forth above, your participation in all employee benefit plans of the Company has ended as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation or other paid time off after the Separation Date. Your rights and obligations with respect to any stock options granted to you by the Company which had vested as of the Separation Date shall be governed by the applicable stock option plan and any agreements or other documents applicable to those options. All stock options which are unvested as of the Separation Date will be cancelled as of that date.

         6. The loan in the amount of $200,000 made to you by Cabletron Systems, Inc., as evidenced by a Promissory Note dated June 1, 2000 which was subsequently assigned to Aprisma Management Technologies, Inc., shall be forgiven in its entirety as of the Effective Date.

         7. The Company will pay the reasonable cost of services to you by an outplacement firm selected by the Company to which you have no reasonable objection, such services to be provided from the Effective Date until the earlier of date you accept full-time employment or the expiration of one year from the Effective Date.

         8. This will confirm that directors and officers of the Company are included within the coverage provided under the existing Director and Officer Insurance policies of Enterasys Networks, Inc.

         9. You shall have such rights to indemnification, including rights to payment or reimbursement of legal fees, as are provided under the Company's charter.

         10. The Company has no present intention of issuing a press release in connection with your resignation hereunder.

         11. You agree that some restrictions on your activities are necessary to protect the goodwill, Confidential Information (as defined below) and other legitimate business interests of the Company, in addition to any obligations you may have under any agreements between you and the Company or any of its affiliates (which agreements shall continue in full force and effect after the Separation Date in accordance with their terms). Specifically, you agree as follows:

                  (a) You will not use, disclose to any other Person (as defined below), or enable or permit any other Person to use or disclose, any Confidential Information (except as required by applicable law after notice to the Company and a reasonable opportunity for the Company to seek protection of the Confidential Information). You give the Company assurance that you have complied with this restriction prior to the Effective Date and confirm your understanding and agreement that this restriction shall continue to apply after the Effective Date. "Confidential Information" means all information of the
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Company and its affiliates that is not generally available to the public, including without limitation information relating to (i) the development, research, testing, manufacturing and marketing activities of the Company and its affiliates, (ii) the products manufactured, sold or distributed by the Company and its affiliates, (iii) the costs, sources of supply and strategic plans of the Company and its affiliates, (iv) the identity and special needs of the customers of the Company and its affiliates and (v) people and organizations with whom the Company or any of its affiliates has business relationships and the nature of those relationships. Confidential Information also includes comparable information that the Company or any of its affiliates may receive or have received belonging to customers or others who do business with the Company. "Person" means an individual, corporation, association, organization, partnership, estate, trust or any other legal entity, other than the Company and its affiliates. Confidential Information does not include information in the public domain or that enters the public domain hereafter through no fault of yours. In signing this Agreement, you confirm that you have returned to the Company all Confidential Information, keys and other property of the Company in your possession or control.

                  (b) Except with the written consent of the Company, for a period of one year following the Separation Date you shall not be associated, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, with Micromuse, Inc., Concord Communications, Inc., Cisco Systems, Inc., Extreme Networks, Inc., Foundry Networks, Inc., which entities, you acknowledge, compete with the business of the Company or its affiliates, as currently conducted or currently in active planning. For purposes of this agreement, "affiliate" shall mean any person or entity controlling, controlled by, or under common control with, the Company.

                  (c) You agree that you will cooperate with the Company and its affiliates hereafter with respect to all matters arising during or related to your employment including without limitation by providing advice and consultation with respect to your former duties and responsibilities for the Company and its affiliates.

         12. In exchange for the special benefits provided you herein, you agree that this agreement shall be complete and final settlement of, and you hereby release the Company, its affiliates, and their respective past, present and future directors, officers, shareholders, employees, agents, successors and assigns and all others connected with them (both individually and in their official capacities) from, any and all causes of action, rights or claims that you have had in the past, now have or might now have, in any way related to or arising out of your employment or the termination thereof or pursuant to the Americans with Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, any state fair employment practices statute or any other federal, state or local employment law, regulation or other requirement of any governmental or other regulatory body.

         13. You agree that you will not disclose the existence, nature and terms of this agreement other than to your legal and financial advisors and immediate family members and then only if they agree not to make further disclosure. Except as otherwise expressly provided in this agreement, this agreement constitutes the entire agreement between you and the Company and supersedes all prior agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters.

         14. The Company wants to be certain that this agreement is fully satisfactory to you and so requests that you carefully consider its terms, including the release of claims contained in this agreement,
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and, in that regard, encourages you to seek the advice of an attorney before signing this agreement. In signing this agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient time to consider this agreement and to consult an attorney, if you wished to do so; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly here.

         If the terms of this agreement are acceptable to you, please sign and return this letter to me within 21 days of the date you first received this agreement and, whether or not the changes to this agreement since that date are material, you freely and voluntarily waive any right you may have to an additional twenty-one days to consider this agreement. You may revoke this agreement at any time during the seven day period immediately following the date of your signing. If you do not revoke this agreement, then, at the expiration of the seven day period, this letter shall take effect as a binding agreement between you and the Company on the basis set forth above. The additional enclosed copy of this letter, which you should also date and sign, is for your records.

                                           Very truly yours,

                                           APRISMA MANAGEMENT TECHNOLOGIES, INC.

                                           /s/ Michael A. Skubisz
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                                           By: Michael A. Skubisz,
                                               President

Accepted and agreed:

/s/ David Kirkpatrick
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David Kirkpatrick

Date:   April 15, 2002
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